Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Third Quarter 2010 Results

~ Same-Store NOI Increases by 7.8%~

~ Achieves FFO of $0.24 per Share ~

SALT LAKE CITY, UTAH, October 28, 2010 — Extra Space Storage Inc. (NYSE: EXR), a leading owner and operator of self-storage properties in the United States, announced operating results for the three and nine months ended September 30, 2010.

Highlights for the Three Months Ended September 30, 2010:

•                  Achieved funds from operations (“FFO”) of $0.24 per diluted share including development dilution of $0.03 per share and a one-time $0.02 per share charge resulting from the bankruptcy of a tenant sub-leasing office space from the Company under a long-term office lease assumed in the 2005 Storage USA acquisition.

•                  Grew same-store occupancy as of September 30, 2010 by 180 basis points to 85.8%, compared to 84.0% as of September 30, 2009.

•                  Increased same-store revenue and net operating income (“NOI”) for the three months ended September 30, 2010 by 3.9% and 7.8%, respectively as compared to the same period in 2009.  Same-store revenue and NOI includes tenant reinsurance income and expense.

•                  Acquired three properties from the Company’s third-party management program for approximately $5.4 million.  Subsequent to the end of the quarter, the Company acquired three additional properties for approximately $21.2 million.

•                  Completed the development of one property at a total cost of approximately $8.5 million.

•                  Added 21 properties to the Company’s third-party management platform.

Spencer F. Kirk, Chairman and CEO of Extra Space Storage Inc., commented, “Our operating platform has once again delivered solid results with better than expected top-line growth and expense containment.  Efforts to grow our footprint through expansion of our third-party management platform continue on a successful trajectory and the acquisition environment is improving.  We have had a strong rebound in our operations; however, it is possible that this rate of growth may not be sustainable.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three and nine months ended September 30, 2010 and 2009.  The table also provides a reconciliation to GAAP net income per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2010		2009		2010		2009
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$7,667	$0.09	$5,967	$0.07	$17,415	$0.20	$26,045	$0.30
Adjustments:
Real estate depreciation	11,715	0.13	12,959	0.14	34,868	0.37	35,943	0.38
Amortization of intangibles	122	—	198	—	399	—	1,446	0.01
Joint venture real estate depreciation and amortization	2,172	0.02	1,475	0.02	6,181	0.07	4,284	0.05
Joint venture loss (gain) on sale of properties	65	—	(20)	—	65	—	168	—
Distributions paid on Preferred Operating Partnership units	(1,438)	(0.02)	(1,438)	(0.02)	(4,313)	(0.05)	(4,313)	(0.05)
Income allocated to Operating Partnership noncontrolling interests	1,827	0.02	1,777	0.02	5,217	0.06	6,250	0.07
Funds from operations	$22,130	$0.24	$20,918	$0.23	$59,832	$0.65	$69,823	$0.76

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes	416	0.01	430	—	1,236	0.01	1,834	0.02
Gain on repurchase of exchangeable senior notes	—	—	—	—	—	—	(27,576)	(0.30)
Unrecovered development and acquisition costs	211	—	22	—	423	0.01	18,905	0.21
Loss on sublease	2,000	0.02	—	—	2,000	0.02	—	—
Severance costs	—	—	—	—	—	—	1,400	0.02
Funds from operations - adjusted	$24,757	$0.27	$21,370	$0.23	$63,491	$0.69	$64,386	$0.71

Weighted average number of shares - diluted	92,189,852		91,548,984		91,969,869		91,321,503

FFO and FFO as adjusted include the dilutive impact from lease-up development properties of $0.03 per diluted share for the three months ended September 30, 2010, compared to $0.02 for the three months ended September 30, 2009.  Included in operating results for the three and nine months ended September 30, 2010, is a one-time charge of $0.02 per diluted share related to the bankruptcy of a tenant sub-leasing office space in Memphis, TN from the Company under a long-term lease assumed in the 2005 Storage USA acquisition.  Operating results for the nine months ended September 30, 2009, included a one-time charge of $0.21 per diluted share as a result of the wind-down of the Company’s development program.

Operating Results and Same-Store Property Performance:

For the three months ended September 30, 2010, the Company’s top performing revenue growth markets were Boston, Chicago, Philadelphia and Washington D.C.  Markets performing below the Company’s portfolio average included Atlanta, Las Vegas, Los Angeles, Phoenix, and several Florida markets.

For the three months ended September 30, 2010, revenue at the Company’s 246 same-store properties increased by 3.9% compared to the three months ended September 30, 2009.   Same-store expenses declined by 3.1% as a result of better than anticipated property tax comparisons and improved operational efficiencies, resulting in a 7.8% improvement in same-store NOI compared to the three months ended September 30, 2009.  The Company realized a 180 basis point improvement in same-store occupancy finishing the quarter at 85.8% compared to 84.0% as of September 30, 2009. The occupancy gain was achieved with a modest decline in discounts and similar incoming rates to new tenants.

Balance Sheet:

During the three months ended September 30, 2010, the Company continued to enhance its balance sheet.  The Company closed on an extension of its $50.0 million revolving credit line with Bank of America, extending the line availability to February 2013, at an interest rate of 30 day LIBOR plus 350 basis points.  The Company also successfully negotiated to eliminate the interest rate floor on its $45.0 million lease-up property credit line with Wells Fargo.

The Company’s percentage of fixed-rate debt to total debt was 65.2% as of September 30, 2010. The weighted average interest rate on the Company’s debt was 5.4% for fixed-rate debt and 3.3% for variable-rate debt.  The combined weighted average interest rate was 4.7% with a weighted average maturity of approximately six years.

Acquisition and Third-Party Management Activity:

During the quarter, the Company completed the acquisition of three properties from its third-party management program, for a total cost of $5.4 million. One property is located in Florida and the other two are located in Alabama. Subsequent to the end of the quarter the Company acquired three additional properties located in Maryland, Utah, and Virginia for approximately $21.2 million.

During the quarter, 21 properties were added to the Company’s third-party management program.  One additional property has been brought into the management program subsequent to the end of the quarter.  A total of 44 properties have been added to the management program in 2010 bringing the total number of properties under management to 157.  The Company continues to be the largest third-party self-storage management company in the United States.

Development Projects Completed:

The Company completed one development project in the quarter located in Hialeah, Florida for $8.5 million.  Six development projects remain to be completed in the Company’s development pipeline, with an estimated $18.0 million of funding required for completion.  The Company expects to complete the remainder of these development projects by the second quarter of 2011.

Dividends:

During the quarter, the Company’s Board of Directors declared quarterly cash dividends of $0.10 per share per quarter on the common stock of the Company for both the third and fourth quarters of 2010.  The $0.10 per share dividend for the third quarter was paid on September 30, 2010 to stockholders of record at the close of business on September 15, 2010.  The $0.10 per share dividend for the fourth quarter is payable on December 31, 2010 to stockholders of record at the close of business on December 10, 2010.

Outlook:

The Company currently estimates that fully diluted FFO per share for the year ending December 31, 2010, will be between $0.88 and $0.89 including lease-up dilution, one-time charges and non-cash interest charges related to the Company’s exchangeable senior notes.  FFO estimates for the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.

The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•                  Annual same-store property revenue growth including tenant reinsurance between 1.8% and 2.2%.

•                  Annual same-store property expense decrease including tenant reinsurance between (1.0%) and (0.5%).

•                  Annual same-store property NOI growth including tenant reinsurance between 3.1% and 3.8%.

•                  Net tenant reinsurance income between $18.5 million and $19.5 million.

•                  General and administrative expenses, net of development fees, between $43.5 million and $44.5 million, including non-cash compensation expense of approximately $4.5 million.

•                  Average monthly cash balance of approximately $65.0 million.

•                  Equity in earnings of real estate ventures between $6.0 million and $6.5 million.

•                  Interest expense between $64.5 million and $65.5 million.

•                  Weighted average LIBOR of 0.3%.

•                  Weighted average number of outstanding shares, including OP units, of approximately 92.0 million.

•                  Dilution associated with the Company’s development program of between $9.5 million and $10.5 million.

•                  Dilution associated with the Harrison Street Real Estate joint venture of between $2.0 million and $2.2 million.

•                  Taxes associated with the Company’s taxable Real Estate Investment Trust (“REIT”) subsidiary of between $4.5 million and $5.0 million.

•                  Non-cash interest charges associated with exchangeable senior notes of approximately $1.7 million.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link at the bottom of the home page, then on “SEC Filings,” then on “Documents” on the left of the page and the document entitled “Financial Supplement.”  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance and progress of property development.

Conference Call:

The Company will host a conference call at 1:00 p.m. Eastern Time on Friday, October 29, 2010 to discuss its financial results.    To participate in the conference call, please dial 877-407-4018 or 201-689-8471 for international participants, Conference ID:  358828.  The conference call will also be available on the Extra Space website at www.extraspace.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will be available for 30 days on Extra Space’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on October 29, 2010, until midnight Eastern Time on November 12, 2010.  The replay dial-in numbers are 877-870-5176 or 858-384-5517 for international callers, Conference ID: 358828.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those properties, which could adversely affect our profitability;

•                  potential liability for uninsured losses and environmental contamination;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Notes to Financial Information:

The Company operates as a self-managed and self-administered REIT. Readers are encouraged to find further detail regarding Extra Space Storage’s organizational structure in its most recent Annual Report on Form 10-K as filed with the SEC.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of gains from early extinguishment of debt, non-recurring write-downs and non-cash interest charges related to ASC 470-20 (formerly FASB Staff Position No. APB 14-1).  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding gains from early extinguishment of debt, non-recurring write-downs and non-cash charges related to ASC 470-20 (formerly FASB Staff Position No. APB 14-1), stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO or used as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the three and nine months ended September 30, 2010 consisted of 246 properties that were wholly-owned and operated and that were stabilized by the first day of each period.  The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage, headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 809 self-storage properties in 34 states and Washington, D.C.  The Company’s properties comprise approximately 540,000 units and over 58 million square feet of rentable space, offering customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

###

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597

— Financial Tables Follow —

Same-Store Property Performance for the Three and Nine Months Ended September 30, 2010 — Unaudited

(In thousands, except occupancy and property counts.)

	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2010	2009	Change	2010	2009	Change
Same-store rental and tenant reinsurance revenues	$57,531	$55,361	3.9%	$168,106	$165,204	1.8%
Same-store operating and tenant reinsurance expenses	19,149	19,766	(3.1)%	57,961	58,743	(1.3)%
Same-store net operating income	$38,382	$35,595	7.8%	$110,145	$106,461	3.5%

Non same-store rental and tenant reinsurance revenues	$8,597	$10,561	(18.6)%	$23,181	$28,536	(18.8)%
Non same-store operating and tenant reinsurance expenses	$3,921	$4,520	(13.3)%	$10,686	$12,709	(15.9)%

Total rental and tenant reinsurance revenues	$66,128	$65,922	0.3%	$191,287	$193,740	(1.3)%
Total operating and tenant reinsurance expenses	$23,070	$24,286	(5.0)%	$68,647	$71,452	(3.9)%

Same-store square foot occupancy as of quarter end	85.8%	84.0%		85.8%	84.0%

Properties included in same-store	246	246		246	246

Reconciliation of the Range of Estimated Fully Diluted Net Income Per Share to Estimated Fully Diluted FFO and Fully Diluted FFO Per Share— Adjusted

	For the Three Months Ending December 31, 2010		For the Year Ending December 31, 2010
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.07	$0.08	$0.25	$0.26
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.02	0.02	0.08	0.08
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.02)	(0.02)	(0.06)	(0.06)
Net income for diluted computations	0.07	0.08	0.27	0.28

Adjustments:
Real estate depreciation	0.13	0.13	0.51	0.51
Amortization of intangibles	0.01	0.01	0.01	0.01
Joint venture real estate depreciation and amortization	0.02	0.02	0.09	0.09
Diluted funds from operations per share	$0.23	$0.24	$0.88	$0.89

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,873,161	$2,015,432
Real estate under development	29,537	34,427
Net real estate assets	1,902,698	2,049,859

Investments in real estate ventures	144,121	130,449
Cash and cash equivalents	21,798	131,950
Restricted cash	32,893	39,208
Receivables from related parties and affiliated real estate joint ventures	24,593	5,114
Other assets, net	49,047	50,976
Total assets	$2,175,150	$2,407,556

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$851,812	$1,099,593
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	87,663	87,663
Discount on exchangeable senior notes	(2,633)	(3,869)
Lines of credit	115,000	100,000
Accounts payable and accrued expenses	37,445	33,386
Other liabilities	32,241	24,974
Total liabilities	1,241,118	1,461,337

Commitments and contingencies

Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 87,545,312 and 86,721,841 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	875	867
Paid-in capital	1,146,903	1,138,243
Accumulated other comprehensive deficit	(8,530)	(1,056)
Accumulated deficit	(262,666)	(253,875)
Total Extra Space Storage Inc. stockholders’ equity	876,582	884,179
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	29,701	29,886
Noncontrolling interests in Operating Partnership	26,608	31,381
Other noncontrolling interests	1,141	773
Total noncontrolling interests and equity	934,032	946,219
Total liabilities, noncontrolling interests and equity	$2,175,150	$2,407,556

Consolidated Statement of Operations for the Three Months Ended September 30, 2010 and 2009 — Unaudited

(In thousands, except share and per share data)

	Three Months Ended September 30,
	2010	2009

Revenues:
Property rental	$59,332	$60,380
Management and franchise fees	5,851	5,191
Tenant reinsurance	6,796	5,542
Total revenues	71,979	71,113

Expenses:
Property operations	21,334	23,022
Tenant reinsurance	1,736	1,264
Unrecovered development and acquisition costs	211	22
Loss on sublease	2,000	—
General and administrative	10,618	9,791
Depreciation and amortization	12,519	13,797
Total expenses	48,418	47,896

Income from operations	23,561	23,217

Interest expense	(15,702)	(17,697)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(416)	(430)
Interest income	178	245
Interest income on note receivable from Preferred Operating Partnership unit holder	1,213	1,213
Income before equity in earnings of real estate ventures and income tax expense	8,834	6,548

Equity in earnings of real estate ventures	1,736	1,752
Income tax expense	(1,088)	(726)
Net income	9,482	7,574
Net income allocated to Preferred Operating Partnership noncontrolling interests	(1,524)	(1,506)
Net income allocated to Operating Partnership and other noncontrolling interests	(291)	(101)
Net income attributable to common stockholders	$7,667	$5,967

Net income per common share
Basic	$0.09	$0.07
Diluted	$0.09	$0.07

Weighted average number of shares
Basic	87,484,731	86,437,877
Diluted	92,189,852	91,548,984

Cash dividends paid per common share	$0.10	$—

Consolidated Statement of Operations for the Nine Months Ended September 30, 2010 and 2009 — Unaudited

(In thousands, except share and per share data)

	Nine Months Ended September 30,
	2010	2009

Revenues:
Property rental	$172,261	$178,494
Management and franchise fees	17,056	15,685
Tenant reinsurance	19,026	15,246
Total revenues	208,343	209,425

Expenses:
Property operations	64,231	67,456
Tenant reinsurance	4,416	3,996
Unrecovered development and acquisition costs	423	18,905
Loss on sublease	2,000	—
Severance costs	—	1,400
General and administrative	32,903	30,994
Depreciation and amortization	37,140	39,160
Total expenses	141,113	161,911

Income from operations	67,230	47,514

Interest expense	(49,209)	(49,308)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(1,236)	(1,834)
Interest income	714	1,098
Interest income on note receivable from Preferred Operating Partnership unit holder	3,638	3,638
Gain on repurchase of exchangeable senior notes	—	27,576
Income before equity in earnings of real estate ventures and income tax expense	21,137	28,684

Equity in earnings of real estate ventures	4,796	5,288
Income tax expense	(3,347)	(2,317)
Net income	22,586	31,655
Net income allocated to Preferred Operating Partnership noncontrolling interests	(4,510)	(4,681)
Net income allocated to Operating Partnership and other noncontrolling interests	(661)	(929)
Net income attributable to common stockholders	$17,415	$26,045

Net income per common share
Basic	$0.20	$0.30
Diluted	$0.20	$0.30

Weighted average number of shares
Basic	87,244,161	86,260,442
Diluted	91,969,869	91,321,503

Cash dividends paid per common share	$0.30	$0.25